Exhibit 99.1

                        TUPPERWARE BRANDS UPDATES OUTLOOK

    ORLANDO, Fla., Dec. 13 /PRNewswire-FirstCall/ -- Tupperware Brands (NYSE:
TUP) today updates its 2005 sales and earnings per share outlook and provides its initial 2006 and long-range sales and earnings guidance.

    2005 Outlook

    * Sales up 6-7% as reported and in local currency, including 4p.p. contribution from International Beauty (former Sara Lee Corporation's direct selling businesses)

    *   EPS at $1.02-$1.07

        - Decrease of 6 cents is due to purchase accounting amortization and additional re-engineering

    * After excluding items, EPS remains at $1.45-$1.50 versus $1.41 last year; see detail in the Non-GAAP Financial Measures reconciliation schedule

    The Company is in the final stages of negotiations with its former parent company regarding pre-spin-off tax liabilities. It expects to reach an agreement within the next three months, which may result in a significant income tax benefit.

    2006 Outlook

    * Sales $1.75 to $1.8 billion, including approximately $35 million negative impact from foreign currency

        -   Tupperware/BeautiControl sales up 2-3% in local currency

        -   International Beauty organic sales growth of 3-5%

    * EPS of $1.41-$1.51, including 10-cent negative impact from foreign currency

    * After excluding items but including negative impact of foreign exchange, EPS will be up 10-20% to $1.65-$1.75; see detail in the Non-GAAP Financial Measures reconciliation schedule

    *   Tax rate estimated at 23-24%

    *   Capital expenditures about $70 million

    *   Unallocated expenses of $30-$33 million

    *   Interest forecasted at $45-$47 million

    * Net cash provided by operating activities less capital expenditures at $85-$90 million

    Segment 2006 Outlook

    European sales are forecast about even with 2005 in local currency. Continued growth in emerging and developing markets will be offset by a difficult comparison from high business-to-business sales in 2005, and a poor consumer spending environment in Germany. The return on sales is expected to remain at about 20%.

    Asia Pacific and Latin America local currency sales and profit will be up low-single digit percentages, reflecting continued growth in Mexico, Australia and the emerging markets, and weakness in Japan.

    Tupperware North America sales are anticipated to be down by a single digit percentage with a lower loss than 2005.

    BeautiControl North America sales are expected to increase in the teens on a percentage basis and generate an improved return on sales.

    International Beauty local currency sales are expected to increase by a mid-single digit percentage, with greater growth in profit from continuing good results in Mexico and a lower investment in Brazil.

    Purchase Accounting

    The Company has not completed its purchase accounting. It currently believes that the only significant allocation of the purchase price to an amortizable intangible will be to the existing independent sales force. The Company estimates the total amount of non-cash charges will be $60 million, and about $25 million of this amount will be amortized over the twelve months through November 2006. Decreasing amounts are expected to be amortized to expense over the following seven years.

    Long-Term Outlook

    * Sales up 5-7% beginning in 2007; increase from previous outlook of 5% annual growth due to International Beauty acquisition

        -   3-4% from beauty expansion

        -   1.5-2% from emerging market growth

        - 0.5-1.0% from refreshing opportunity, party and products in developed markets

    * Pretax ROS target of 8-9% - Down from previous 10% due to higher interest expense

    The Company will be holding a meeting from 8-10 am today at the Four Seasons Hotel in New York to discuss the International Beauty acquisition and the 2006 and long-range outlook. The meeting will be webcast and archived at http://www.tupperware.com .

    Tupperware Brands Corporation is a global direct seller of premium, innovative products across multiple brands and categories through an independent sales force of approximately 1.9 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and personal care and cosmetics products through its Avroy Shlain, BeautiControl, Fuller, NaturCare, Nutrimetics, Nuvo and Swissgarde brands.

    The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook" or "target" are forward-looking statements. These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the integration of its acquired businesses, the success of new product introductions and promotional programs, the ability to obtain all government approvals on land sales, the success of buyers in attracting tenants for commercial developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's report on Form 8-K dated April 10, 2001, as filed with the Securities and Exchange Commission. The Company does not intend to regularly update forward-looking information.

    Non-GAAP Financial Measures

    The Company has utilized non-GAAP financial measures in this release, which are provided to assist in investors' understanding of the Company's results of operations. The adjustment items materially impact the comparability of the Company's results of operations. The adjusted information is intended to be more indicative of Tupperware's primary operations, and to assist investors in evaluating performance and analyzing trends across periods.

    The non-GAAP financial measures exclude gains on land sales and re-engineering costs in 2005 primarily associated with shifting capacity from its South Carolina manufacturing facility to other facilities. While the Company is engaged in a multi-year program to sell land, this activity is not part of the Company's primary business operation. Additionally, the gains recognized in any given period are not necessarily indicative of gains which may be recognized in any particular future period. For this reason, these gains are excluded from indicated earnings per share amounts. Also, the Company periodically records exit costs as defined under Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" and other amounts related to rationalizing manufacturing and other re-engineering activities, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a more useful measure for analysis and predictive purposes.

    The Company has also elected to present financial measures excluding certain items directly related to its acquisition of the Sara Lee Corporation's direct selling businesses. The financing of the acquisition necessitated one-time payments to settle outstanding notes prior to their scheduled maturity dates. These payments were made in 2005 and will not recur. No amounts representing incremental interest on the Company's increased debt levels are part of this exclusion. Additionally, in accounting for the acquisition, the Company expects to recognize certain definite-lived intangible assets, primarily for the value of the independent sales forces acquired. The amortization expense of these assets is expected to continue for up to 8 years. However, based on the Company's current estimates, this amortization will decline significantly as the years progress. As such, the Company believes that this non-cash charge will not be representative in any single year of amounts recorded in prior years or expected to be recorded in future years. Therefore, they too are excluded from indicated financial information to also provide a more useful measure for analysis and predictive purposes.

                          TUPPERWARE BRANDS CORPORATION
           NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
                                December 13, 2005

                    ($ in millions, except per share amounts)

                                                2005 Outlook                 2006 Outlook
                                                   Range                         Range
                                         -------------------------     -------------------------
                                             Low           High            Low           High
                                         ----------     ----------     ----------     ----------
Income before income taxes               $     63.5     $     67.5     $    112.0     $    120.0

        % change from prior year                                               66%            89%

    Income tax                           $      1.7     $      2.4     $     26.3     $     28.2
        Effective Rate                            3%             3%            23%            23%

    Net Income (GAAP)                    $     61.8     $     65.1     $     85.7     $     91.8

        % change from prior year                                               32%            49%

    Adjustments(1):
        Land gains                             (3.4)          (3.4)         (15.7)         (15.7)
        Re-engineering costs                   14.5           14.5           10.0           10.0
        Acquisition Financing
         costs/Purchase Accounting             29.5           29.5           25.0           25.0
        Income tax(2)                         (14.7)         (14.7)          (5.2)          (5.2)
    Net Income (Adjusted)                $     87.7     $     91.0     $     99.8     $    105.9

        % change from prior year                                               10%            21%

       Exchange rate impact(3)                 (6.9)          (6.9)            --             --
    Net Income (Adjusted and 2005
     Restated for currency changes)      $     80.8     $     84.1     $     99.8     $    105.9

        % change from prior year                                               19%            31%

Net income (GAAP) per common share
 (diluted)                               $     1.02     $     1.07     $     1.41     $     1.51

Net Income (Adjusted) per common
 share (diluted)                         $     1.45     $     1.50     $     1.65     $     1.75

Average number of diluted shares
 (millions)                                    60.6                          60.9

    (1) Refer to Non-GAAP Financial Measures section of attached release for description of adjustment items

    (2) Represents income tax impact of adjustments

    (3) 2005 restated at December 5, 2005 currency exchange rates

SOURCE  Tupperware Brands Corporation
    -0-                             12/13/2005
    /CONTACT:  Jane Garrard of Tupperware, +1-407-826-4522/
    /Web site:  http://www.tupperware.com /
    (TUP)